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                                                               EXHIBIT 99(a)(11)

                                 URGENT NOTICE

                                                                         , 1998

Dear Preferred Shareholder:

  The Special Meeting of Shareholders of Atlantic City Electric Company is scheduled to be held on October 14, 1998, and we have attempted to contact you by telephone to discuss the important agenda. To date we have been unable to reach you by phone.

  It is extremely important that we discuss this critical Special Meeting and the events surrounding it. We would appreciate it if you would take a moment and please call during business hours our Information Agent, D.F. King & Co., Inc. at (800) 431-9629 (toll free).

  Thank you for your interest in the affairs of Atlantic City Electric Company. I appreciate your cooperation.

                                          Sincerely,

Howard E. Cosgrove
                                          Howard E. Cosgrove
                                          Chairman and Chief Executive Officer